EXHIBIT 99.1
RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2023 RESULTS EXCEEDING EXPECTATIONS
•Third Quarter Revenue Increased 1% on a Reported Basis and 7% in Constant Currency, Ahead of Expectations, with Positive Sales Growth Across All Regions
•Operating Margin of 15.4% on a Reported Basis; Adjusted Operating Margin of 16.0% at High End of Expected Range Driven by Operating Expense Discipline
•Continued to Invest in Key Strategic Priorities While Returning Approximately $560 Million in Cash to Shareholders Through Dividends and Share Repurchases This Fiscal Year-to-Date
•Reiterated Full Year Fiscal 2023 Outlook of High-Single Digit Net Revenue Growth in Constant Currency While Foreign Currency Outlook Improved; Adjusted Operating Margin Expected in Range of 13.5% to 14.0% in Constant Currency
NEW YORK -- (BUSINESS WIRE) -- February 9, 2023 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $3.20 on a reported basis and $3.35 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2023. This compared to earnings per diluted share of $2.93 on a reported basis and $2.94 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2022.
"Our iconic lifestyle brand endures through both good and tough times because it stands for more than any single product or category," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "It inspires people all over the world to step into their dreams — and they turn to Ralph Lauren to help create the lifestyle they want to live — forever grounded in authenticity, quality and timelessness."
"Our core consumer remains resilient and our iconic products are resonating around the world — evidenced by our strong third quarter and year-to-date performance," said Patrice Louvet, President and Chief Executive Officer. "While we remain very attuned to the dynamic global operating environment, the breadth of our portfolio of products and our multiple engines of growth create the flexibility that will enable our teams to continue to be agile, adapt and deliver even in this challenging backdrop."
Key Achievements in Third Quarter Fiscal 2023
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the third quarter of Fiscal 2023:
•Elevate and Energize Our Lifestyle Brand
◦Delivered continued growth in younger, high-value new consumer acquisition with social media followers exceeding 51 million and digital search trends continuing to significantly outpace peers. Consumer metrics were strong led by growth in brand awareness and value perception scores
◦Fueled consumer recruitment and engagement through key brand moments including: our global 'Gift of Togetherness' holiday campaign; California Dreaming fashion show; innovative partnership with Epic Games, creator and publisher of the popular game Fortnite, in the metaverse; and successful Singles Day event

•Drive the Core and Expand for More
◦Increased average unit retail ("AUR") by 10% across our direct-to-consumer network in the third quarter, on top of a 19% increase last year, driven by continued elevation of our product offering and promotional discipline
◦Drove strong revenue growth in our Core business, up high-single digits to last year, as well as our high-potential categories — including Women's, Outerwear and Home — up low-teens to last year, both in constant currency
◦Product highlights this quarter included: the launch of our Polo Originals line, the most elevated, authentic expression of our core brand; our exclusive capsule with Japanese retailer BEAMS; our 7 Days 7 Drops of limited edition and vintage Polo Ski items on the Polo 67 app; and Polo Stadium collection of digital and physical product as part of our Fortnite collaboration
•Win in Key Cities with Our Consumer Ecosystem
◦Delivered positive revenue growth across every region in the quarter on both a reported and constant currency basis, including positive comp store sales growth in all three regions
◦By region, constant currency sales performance was led by Asia, up 1% on a reported basis but increasing 16% in constant currency with the Chinese mainland up high-single digits. Europe also grew 1% on a reported basis but was up 13% in constant currency, while North America increased 1% on top of strong post-pandemic reopening compares last year
◦Total digital ecosystem revenues increased high-single digits in the third quarter, in-line with our expectations and on top of 40% growth last year, with solid underlying performance along with the benefit of post-Christmas selling days shifting into the fiscal period. Digital operating margin continued to meaningfully benefit the total Company margin rate
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Third Quarter Fiscal 2023 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2023, revenue increased by 1% to $1.8 billion on a reported basis and was up 7% in constant currency. Foreign currency negatively impacted revenue growth by approximately 630 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter increased 1% to $938 million. In retail, comparable store sales in North America were up 2%, with a 9% increase in digital commerce partly offset by a 1% decrease in brick and mortar stores. Our brands continued to gain share in the North America wholesale channel, though revenue decreased 2% driven by a roughly 300 basis point headwind from a receipt delay, as expected.

•Europe Revenue. Europe revenue in the third quarter increased 1% to $469 million on a reported basis and 13% in constant currency. In retail, comparable store sales in Europe were up 11%, with an 11% increase in brick and mortar stores and a 12% increase in digital commerce. Europe wholesale revenue decreased 1% on a reported basis and increased 11% in constant currency.
•Asia Revenue. Asia revenue in the third quarter increased 1% to $386 million on a reported basis and 16% in constant currency. Comparable store sales in Asia increased 8%, with a 7% increase in our brick and mortar stores and a 21% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2023 was $1.2 billion and gross margin was 65.0%. Adjusted gross margin was 65.2%, 80 basis points below the prior year on a reported basis but up 80 basis points in constant currency driven by better pricing, product mix elevation and lower air freight expenses compared to the prior year. Compared to third quarter Fiscal 2020, adjusted gross margins expanded 300 basis points on strong pricing and product elevation.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2023 were $909 million on a reported basis. On an adjusted basis, operating expenses were $901 million, down 1% to last year, primarily driven by lower marketing spend due to a more normalized quarterly marketing cadence compared to last year. Adjusted operating expense rate was 49.2%, compared to 50.1% in the prior year period.
Operating Income. Operating income for the third quarter of Fiscal 2023 was $282 million and operating margin was 15.4% on a reported basis. Adjusted operating income was $294 million and operating margin was 16.0%, 10 basis points above the prior year. Operating income for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $215 million on a reported basis and $219 million on an adjusted basis. Adjusted North America operating margin was 23.3%, down 140 basis points to last year, driven by increased compensation, shipping and other selling expenses.
•Europe Operating Income. Europe operating income in the third quarter was $110 million on both a reported basis and an adjusted basis. Adjusted Europe operating margin was 23.4%, up 250 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 290 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $90 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 23.3%, up 90 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 220 basis points in the third quarter.
Net Income and EPS. Net income in the third quarter of Fiscal 2023 was $216 million, or $3.20 per diluted share on a reported basis. On an adjusted basis, net income was $226 million, or $3.35 per diluted share. This compared to net income of $218 million, or $2.93 per diluted share on a reported basis, and net income of $218 million, or $2.94 per diluted share on an adjusted basis, for the third quarter of Fiscal 2022.
In the third quarter of Fiscal 2023, the Company had an effective tax rate of approximately 23% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately 21% on both a reported basis and an adjusted basis in the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2023 with $1.7 billion in cash and short-term investments and $1.1 billion in total debt, compared to $3.0 billion and $1.6 billion, respectively, at the end of the third quarter of Fiscal 2022.
Inventory at the end of the third quarter of Fiscal 2023 was $1.2 billion, up 33% compared to the prior year period and moderating from first half trends. Inventory growth primarily reflected earlier receipts compared to the prior year, increased product costs and continued elevation in product mix.
The Company repurchased approximately $28 million of Class A Common Stock in the third quarter and a total of $412 million during the first three quarters of Fiscal 2023.
Full Year Fiscal 2023 and Fourth Quarter Outlook
The Company's outlook is based on its best assessment of the current macroeconomic environment, including ongoing global supply chain and other inflationary pressures, foreign currency volatility, the war in Ukraine, COVID-19 variants and other COVID-related disruptions. The full year Fiscal 2023 and fourth quarter guidance excludes restructuring-related and other net charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2023, the Company continues to expect constant currency revenues to increase approximately high-single digits to last year, or about 8%, on a 52-week comparable basis. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 600 basis points in Fiscal 2023, compared to the previous estimate of 730 basis points. On a 53-week comparable basis, Fiscal 2023 revenue growth is still expected to be negatively impacted by approximately 100 basis points due to the absence of the 53rd week compared to the prior year.

The Company expects operating margin for Fiscal 2023 in the range of 13.5% to 14.0% in constant currency, slightly below the previous outlook of approximately 14.0% on moderated gross margin expectations. Foreign currency is now expected to negatively impact operating margin by approximately 180 basis points in Fiscal 2023. This compares to operating margin of 13.1% on a 52-week comparable basis and 13.4% on a 53-week basis in the prior year, both on a reported basis. Gross margin is expected to be about flat in constant currency on a 52-week comparable basis, with AUR growth and favorable product mix offset by higher freight and product cost inflation. Foreign currency is expected to negatively impact gross margins by approximately 150 basis points in Fiscal 2023.

For the fourth quarter, the Company expects revenue to increase mid- to high-single digits in constant currency to last year on a 13-week comparable basis. Including last year's 53rd week, the Company expects reported revenue to increase 1% to 2% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 500 basis points.

Operating margin for the fourth quarter is expected to be approximately 5.5% in constant currency, with operating expense leverage more than offsetting continued long-term investments in new consumer recruitment and key city ecosystem expansion. Foreign currency is expected to negatively impact fourth quarter operating margin by approximately 160 basis points and gross margin by approximately 140 basis points.

Full year Fiscal 2023 tax rate is expected in the range of approximately 24% to 25%, while fourth quarter tax rate is expected at approximately 29%, assuming a continuation of current tax laws.

The Company moderated its plan for capital expenditures for Fiscal 2023 to approximately $240 million to $250 million based on timing of projects.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 9, 2023, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Third Quarter 2023 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 9, 2023 through 6:00 P.M. Eastern, Thursday, February 16, 2023 by dialing 203-369-3270 or 800-395-6236 and entering passcode 5661.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names – which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others – constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the war between Russia and Ukraine, civil and political unrest, and diplomatic tensions between the U.S. and other countries; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA"), which could result in shipment approval delays leading to inventory shortages and lost sales; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 31, 2022	April 2, 2022	December 25, 2021
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,566.1	$1,863.8	$2,276.8
Short-term investments	131.4	734.6	710.2
Accounts receivable, net of allowances	424.0	405.4	410.7
Inventories	1,238.4	977.3	929.1
Income tax receivable	50.5	63.7	48.0
Prepaid expenses and other current assets	220.9	172.5	192.5
Total current assets	3,631.3	4,217.3	4,567.3
Property and equipment, net	947.5	969.5	965.4
Operating lease right-of-use assets	1,073.0	1,111.3	1,131.6
Deferred tax assets	270.4	303.8	339.6
Goodwill	890.4	908.7	920.0
Intangible assets, net	92.3	102.9	107.6
Other non-current assets	135.0	111.2	104.1
Total assets	$7,039.9	$7,724.7	$8,135.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$499.8	$499.4
Accounts payable	468.0	448.7	472.8
Current income tax payable	118.7	53.8	119.8
Current operating lease liabilities	264.4	262.0	264.0
Accrued expenses and other current liabilities	898.5	991.4	1,073.6
Total current liabilities	1,749.6	2,255.7	2,429.6
Long-term debt	1,138.0	1,136.5	1,136.0
Long-term finance lease liabilities	320.9	341.6	350.5
Long-term operating lease liabilities	1,079.2	1,132.2	1,168.8
Non-current income tax payable	75.5	98.9	104.8
Non-current liability for unrecognized tax benefits	97.4	91.9	75.1
Other non-current liabilities	111.5	131.9	147.9
Total liabilities	4,572.1	5,188.7	5,412.7
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,808.7	2,748.8	2,729.7
Retained earnings	6,615.1	6,274.9	6,298.6
Treasury stock, Class A, at cost	(6,754.5)	(6,308.7)	(6,156.5)
Accumulated other comprehensive loss	(202.8)	(180.3)	(150.2)
Total equity	2,467.8	2,536.0	2,722.9
Total liabilities and equity	$7,039.9	$7,724.7	$8,135.6

Net Cash & Short-term Investments(a)	$559.5	$962.1	$1,351.6
Cash & Short-term Investments	1,697.5	2,598.4	2,987.0

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(millions, except per share data)
Net revenues	$1,832.3	$1,815.4	$4,902.8	$4,695.8
Cost of goods sold	(641.6)	(617.3)	(1,687.6)	(1,514.4)
Gross profit	1,190.7	1,198.1	3,215.2	3,181.4
Selling, general, and administrative expenses	(900.8)	(908.8)	(2,530.7)	(2,391.9)
Impairment of assets	—	—	(0.2)	(19.3)
Restructuring and other charges, net	(7.8)	(0.2)	(20.3)	(8.6)
Total other operating expenses, net	(908.6)	(909.0)	(2,551.2)	(2,419.8)
Operating income	282.1	289.1	664.0	761.6
Interest expense	(12.0)	(13.4)	(33.3)	(40.3)
Interest income	8.6	1.4	18.8	4.4
Other income (expense), net	1.7	0.1	(6.8)	(0.4)
Income before income taxes	280.4	277.2	642.7	725.3
Income tax provision	(63.9)	(59.5)	(152.3)	(149.6)
Net income	$216.5	$217.7	$490.4	$575.7
Net income per common share:
Basic	$3.26	$2.98	$7.19	$7.82
Diluted	$3.20	$2.93	$7.07	$7.68
Weighted-average common shares outstanding:
Basic	66.5	73.2	68.2	73.7
Diluted	67.6	74.3	69.4	75.0
Dividends declared per share	$0.75	$0.6875	$2.25	$2.0625

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 31, 2022	December 25, 2021
	(millions)
Cash flows from operating activities:
Net income	$490.4	$575.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	163.3	169.3
Deferred income tax expense (benefits)	21.3	(1.8)
Stock-based compensation expense	59.9	62.6
Impairment of assets	0.2	19.3
Bad debt expense (reversals)	0.2	(2.7)
Other non-cash charges (benefits)	(1.3)	5.1
Changes in operating assets and liabilities:
Accounts receivable	(30.5)	31.7
Inventories	(282.7)	(211.6)
Prepaid expenses and other current assets	(54.2)	(37.8)
Accounts payable and accrued liabilities	(24.3)	296.1
Income tax receivables and payables	69.9	(11.0)
Operating lease right-of-use assets and liabilities, net	(9.8)	(42.2)
Other balance sheet changes	(5.4)	(31.0)
Net cash provided by operating activities	397.0	821.7
Cash flows from investing activities:
Capital expenditures	(155.9)	(113.6)
Purchases of investments	(562.2)	(1,234.8)
Proceeds from sales and maturities of investments	1,161.5	714.7
Other investing activities	(5.2)	(2.1)
Net cash provided by (used in) investing activities	438.2	(635.8)
Cash flows from financing activities:
Repayments of long-term debt	(500.0)	—
Payments of finance lease obligations	(15.9)	(16.8)
Payments of dividends	(148.8)	(101.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(445.8)	(340.4)
Net cash used in financing activities	(1,110.5)	(458.3)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(23.2)	(30.2)
Net decrease in cash, cash equivalents, and restricted cash	(298.5)	(302.6)
Cash, cash equivalents, and restricted cash at beginning of period	1,872.0	2,588.0
Cash, cash equivalents, and restricted cash at end of period	$1,573.5	$2,285.4

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(millions)
Net revenues:
North America	$937.6	$928.7	$2,364.9	$2,293.9
Europe	469.3	462.9	1,378.4	1,313.3
Asia	386.2	382.6	1,036.7	940.7
Other non-reportable segments	39.2	41.2	122.8	147.9
Total net revenues	$1,832.3	$1,815.4	$4,902.8	$4,695.8

Operating income:
North America	$214.9	$229.6	$474.8	$586.5
Europe	109.6	97.1	317.4	353.4
Asia	89.8	85.6	234.2	189.4
Other non-reportable segments	36.9	38.5	114.1	106.2
	451.2	450.8	1,140.5	1,235.5
Unallocated corporate expenses	(161.3)	(161.5)	(456.2)	(465.3)
Unallocated restructuring and other charges, net	(7.8)	(0.2)	(20.3)	(8.6)
Total operating income	$282.1	$289.1	$664.0	$761.6

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 31, 2022
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	9%	5%
Brick and mortar	(1%)	2%
Total North America	2%	2%

Europe:
Digital commerce	12%	11%
Brick and mortar	11%	16%
Total Europe	11%	14%

Asia:
Digital commerce	21%	26%
Brick and mortar	7%	15%
Total Asia	8%	16%

Total Ralph Lauren Corporation	5%	8%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 31, 2022	December 25, 2021	As Reported	Constant Currency
	(millions)
North America	$937.6	$928.7	1.0%	1.2%
Europe	469.3	462.9	1.4%	13.2%
Asia	386.2	382.6	0.9%	15.7%
Other non-reportable segments	39.2	41.2	(5.0%)	(5.0%)
Net revenues	$1,832.3	$1,815.4	0.9%	7.2%

	Nine Months Ended		% Change
	December 31, 2022	December 25, 2021	As Reported	Constant Currency
	(millions)
North America	$2,364.9	$2,293.9	3.1%	3.3%
Europe	1,378.4	1,313.3	5.0%	18.0%
Asia	1,036.7	940.7	10.2%	23.8%
Other non-reportable segments	122.8	147.9	(17.0%)	(16.9%)
Net revenues	$4,902.8	$4,695.8	4.4%	10.9%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 31, 2022					December 25, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$653.5	$254.9	$361.5	$—	$1,269.9	$638.4	$246.4	$364.2	$—	$1,249.0
Wholesale	284.1	214.4	24.7	—	523.2	290.3	216.5	18.4	0.2	525.4
Licensing	—	—	—	39.2	39.2	—	—	—	41.0	41.0
Net revenues	$937.6	$469.3	$386.2	$39.2	$1,832.3	$928.7	$462.9	$382.6	$41.2	$1,815.4

	Nine Months Ended
	December 31, 2022					December 25, 2021
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,515.3	$675.6	$963.6	$—	$3,154.5	$1,472.5	$646.7	$885.4	$27.2	$3,031.8
Wholesale	849.6	702.8	73.1	—	1,625.5	821.4	666.6	55.3	5.5	1,548.8
Licensing	—	—	—	122.8	122.8	—	—	—	115.2	115.2
Net revenues	$2,364.9	$1,378.4	$1,036.7	$122.8	$4,902.8	$2,293.9	$1,313.3	$940.7	$147.9	$4,695.8

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 31, 2022	December 25, 2021
North America
Ralph Lauren Stores	46	44
Polo Factory Stores	190	195
Total Directly Operated Stores	236	239
Concessions	1	1

Europe
Ralph Lauren Stores	43	36
Polo Factory Stores	61	61
Total Directly Operated Stores	104	97
Concessions	29	29

Asia
Ralph Lauren Stores	115	93
Polo Factory Stores	94	76
Total Directly Operated Stores	209	169
Concessions	698	646

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	204	173
Polo Factory Stores	345	332
Total Directly Operated Stores	549	505
Concessions	728	676

Global Licensed Stores
Total Licensed Stores	104	141

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	December 31, 2022
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,832.3	$—	$1,832.3
Gross profit	1,190.7	4.0	1,194.7
Gross profit margin	65.0%		65.2%
Total other operating expenses, net	(908.6)	7.8	(900.8)
Operating expense margin	49.6%		49.2%
Operating income	282.1	11.8	293.9
Operating margin	15.4%		16.0%
Other non-operating income (expense), net	(1.7)	—	(1.7)
Income before income taxes	280.4	11.8	292.2
Income tax provision	(63.9)	(2.2)	(66.1)
Effective tax rate	22.8%		22.6%
Net income	$216.5	$9.6	$226.1
Net income per diluted common share	$3.20		$3.35
Weighted average common shares outstanding - Diluted	67.6		67.6
SEGMENT INFORMATION - OPERATING INCOME:
North America	$214.9	$3.7	$218.6
Operating margin	22.9%		23.3%
Europe	109.6	0.2	109.8
Operating margin	23.3%		23.4%
Asia	89.8	—	89.8
Operating margin	23.3%		23.3%
Other non-reportable segments	36.9	0.1	37.0
Operating margin	94.3%		94.3%
Unallocated corporate expenses and restructuring & other charges, net	(169.1)	7.8	(161.3)
Total operating income	$282.1	$11.8	$293.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 31, 2022
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$4,902.8	$—	$4,902.8
Gross profit	3,215.2	13.2	3,228.4
Gross profit margin	65.6%		65.8%
Total other operating expenses, net	(2,551.2)	18.1	(2,533.1)
Operating expense margin	52.0%		51.7%
Operating income	664.0	31.3	695.3
Operating margin	13.5%		14.2%
Other non-operating income (expense), net	(21.3)	—	(21.3)
Income before income taxes	642.7	31.3	674.0
Income tax provision	(152.3)	(7.0)	(159.3)
Effective tax rate	23.7%		23.6%
Net income	$490.4	$24.3	$514.7
Net income per diluted common share	$7.07		$7.42
Weighted average common shares outstanding - Diluted	69.4		69.4
SEGMENT INFORMATION - OPERATING INCOME:
North America	$474.8	$10.2	$485.0
Operating margin	20.1%		20.5%
Europe	317.4	0.5	317.9
Operating margin	23.0%		23.1%
Asia	234.2	—	234.2
Operating margin	22.6%		22.6%
Other non-reportable segments	114.1	0.1	114.2
Operating margin	93.0%		93.0%
Unallocated corporate expenses and restructuring & other charges, net	(476.5)	20.5	(456.0)
Total operating income	$664.0	$31.3	$695.3

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 25, 2021
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,815.4	$—	$1,815.4
Gross profit	1,198.1	—	1,198.1
Gross profit margin	66.0%		66.0%
Total other operating expenses, net	(909.0)	0.1	(908.9)
Operating expense margin	50.1%		50.1%
Operating income	289.1	0.1	289.2
Operating margin	15.9%		15.9%
Other non-operating income (expense), net	(11.9)	—	(11.9)
Income before income taxes	277.2	0.1	277.3
Income tax provision	(59.5)	0.3	(59.2)
Effective tax rate	21.4%		21.3%
Net income	$217.7	$0.4	$218.1
Net income per diluted common share	$2.93		$2.94
Weighted average common shares outstanding - Diluted	74.3		74.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$229.6	$—	$229.6
Operating margin	24.7%		24.7%
Europe	97.1	(0.1)	97.0
Operating margin	21.0%		20.9%
Asia	85.6	—	85.6
Operating margin	22.4%		22.4%
Other non-reportable segments	38.5	—	38.5
Operating margin	93.4%		93.4%
Unallocated corporate expenses and restructuring & other charges, net	(161.7)	0.2	(161.5)
Total operating income	$289.1	$0.1	$289.2

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 25, 2021
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$4,695.8	$—	$4,695.8
Gross profit	3,181.4	(11.5)	3,169.9
Gross profit margin	67.8%		67.5%
Total other operating expenses, net	(2,419.8)	26.7	(2,393.1)
Operating expense margin	51.5%		51.0%
Operating income	761.6	15.2	776.8
Operating margin	16.2%		16.5%
Other non-operating income (expense), net	(36.3)	—	(36.3)
Income before income taxes	725.3	15.2	740.5
Income tax provision	(149.6)	(3.4)	(153.0)
Effective tax rate	20.6%		20.7%
Net income	$575.7	$11.8	$587.5
Net income per diluted common share	$7.68		$7.83
Weighted average common shares outstanding - Diluted	75.0		75.0
SEGMENT INFORMATION - OPERATING INCOME:
North America	$586.5	$(11.1)	$575.4
Operating margin	25.6%		25.1%
Europe	353.4	(1.2)	352.2
Operating margin	26.9%		26.8%
Asia	189.4	1.1	190.5
Operating margin	20.1%		20.2%
Other non-reportable segments	106.2	0.3	106.5
Operating margin	71.8%		72.0%
Unallocated corporate expenses and restructuring & other charges, net	(473.9)	26.1	(447.8)
Total operating income	$761.6	$15.2	$776.8

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(f)	As Adjusted
	(millions, except per share data)
Net revenues	$1,750.7	$—	$1,750.7
Gross profit	1,089.1	—	1,089.1
Gross profit margin	62.2%		62.2%
Total other operating expenses, net	(864.7)	21.4	(843.3)
Operating expense margin	49.4%		48.2%
Operating income	224.4	21.4	245.8
Operating margin	12.8%		14.0%
Other non-operating income (expense), net	6.0	—	6.0
Income before income taxes	230.4	21.4	251.8
Income tax benefit (provision)	103.7	(138.7)	(35.0)
Effective tax rate	(45.1%)		13.9%
Net income	$334.1	$(117.3)	$216.8
Net income per diluted common share	$4.41		$2.86
Weighted average common shares outstanding - Diluted	75.8		75.8
SEGMENT INFORMATION - OPERATING INCOME:
North America	$193.1	$0.4	$193.5
Operating margin	21.2%		21.3%
Europe	111.9	—	111.9
Operating margin	25.6%		25.6%
Asia	46.6	2.4	49.0
Operating margin	16.1%		16.9%
Other non-reportable segments	29.5	8.6	38.1
Operating margin	26.2%		33.8%
Unallocated corporate expenses and restructuring & other charges, net	(156.7)	10.0	(146.7)
Total operating income	$224.4	$21.4	$245.8

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended December 31, 2022 include (i) other charges of $7.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) charges of $4.0 million attributable to inventory adjustments due to delays in U.S. customs shipment reviews and approvals; and (iii) charges of $0.8 million recorded in connection with the Company's restructuring activities.

(c)Adjustments for the nine months ended December 31, 2022 include (i) other charges of $17.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) non-routine inventory charges of $13.2 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals, partially offset by reversals of amounts previously recognized in connection with the COVID-19 pandemic; (iii) charges of $6.4 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (iv) income of $3.5 million related to consideration received from Regent, L.P. ("Regent") as a result of the Club Monaco business exceeding certain previously defined revenue thresholds over a specified time period; and (v) benefit of $2.4 million related to Russia-related bad debt reserve adjustments.

(d)Adjustments for the three months ended December 25, 2021 include (i) charges of $1.9 million recorded in connection with the Company's restructuring activities; (ii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $3.1 million primarily related to a certain revenue share clause in the Company's agreement with Regent that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; and (iv) benefit of $0.1 million related to COVID-19-related bad debt reserve adjustments.

(e)Adjustments for the nine months ended December 25, 2021 include (i) charges of $23.7 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $11.5 million related to COVID-19-related inventory adjustments; (iii) other charges of $7.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iv) income of $3.1 million primarily related to a certain revenue share clause in the Company's agreement with Regent that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; and (v) benefit of $1.2 million related to COVID-19-related bad debt reserve adjustments.

(f)Adjustments for the three months ended December 28, 2019 include (i) charges of $7.0 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $11.4 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2023 and fourth quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of up to approximately $30 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com